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                                                                   Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Grubb & Ellis Company Deferred Compensation Plan of Grubb & Ellis Company of our reports (a) dated August 21, 1998, with respect to the consolidated financial statements of Grubb & Ellis Company included in its Annual Report (Form 10-K) for the year ended June 30, 1998, and (b) dated August 21, 1998, with respect to the financial statements of Bishop Hawk, Inc. included in the Current Report on Form 8-K/A of Grubb & Ellis Company dated July 22, 1998, both filed with the Securities and Exchange Commission.



/s/Ernst & Young LLP

Chicago, Illinois
November 20, 1998